                                                                   EXHIBIT 10.10

                                  VIACELL, INC.

November 4, 2003

Vaughn Kailian
Vice Chairperson
Millennium Pharmaceuticals
75 Sidney Street
Cambridge MA  02139

Dear Vaughn:

We are pleased to confirm our offer to join ViaCell's Board of Directors in the role of Chairman of the Board. This role will be effective January 1, 2004.

ViaCell greatly values the leadership, knowledge and experience you will bring to this role. The entire Board and Management team look forward to our working relationship and appreciate your involvement in our company's mission to deliver the highest quality cellular medicines for the treatment of human disease.

ViaCell's compensation commitment to your Chairman role, effective January 1, 2004, is outlined below:

         -        Annual retainer of $100,000 per year, payable in January 2004

         - Stock options in the amount of 160,000, priced at $5 per share, which is the current fair market value. These options vest 25% annually over four years. Your options will have an effective grant date of January 1, 2004.

         - Fees per meeting of $2,000. Currently, there are six scheduled meetings on the 2004 calendar. We also hold a dinner the night before each meeting, with most meetings scheduled for a half-day duration. You will be reimbursed for all travel expenses incurred on behalf of Company business. Meeting fees are paid within one week of the meeting, while expenses are reimbursed within a week of submittal of receipts.

It is understood that you will also be required to participate in occasional calls, e-mails and correspondence. It is further understood that while you are serving as Chairman of ViaCell's Board of Directors, you will not serve as a consultant, employee, or in any similar capacity with any entity or individual in competition with ViaCell, Inc. and its Viacord business.

Again, we are extremely excited about the strength you'll bring to our Board.

Sincerely,

/s/ Paul Hastings

Paul Hastings
Chairman of the Compensation Committee
ViaCell Board of Directors, on behalf of the Board of Directors

Accepted:     /s/ Vaughn Kailian                        Date: ___________
         ---------------------------
           Vaughn Kailian

               131 Clarendon Street, 3rd Floor, Boston, MA, 02116
                    Phone (617) 603-4601 - Fax (617) 247-6271